                                                                 EXHIBIT NO. (4)










                                SPECIMEN CONTRACT

--------------------------------------------------------------------------------
ANNUITY DATA
--------------------------------------------------------------------------------

CONTRACT NUMBER: . . . . . . . . . . . . . . . . . . . . . . . . . . . 444444444

ISSUE DATE:. . . . . . . . . . . . . . . . . . . . . . . . . . . . .JULY 1, 1994

INITIAL PURCHASE PAYMENT:. . . . . . . . . . . . . . . . . . . . . . .$10,000.00
                                                                        IRA

INITIAL ALLOCATION OF PURCHASE PAYMENT:
                                                                     RATE
                                        ALLOCATED     GUARANTEED     GUARANTEED
                                        AMOUNT (%)    INTEREST RATE  THROUGH

FUND MANAGER #1
     SUB-ACCOUNT A                            10%        N/A            N/A
FUND MANAGER #2
     SUB-ACCOUNT B                            10%        N/A            N/A
FUND MANAGER #3
     SUB-ACCOUNT C                            10%        N/A            N/A
FUND MANAGER #4
     SUB-ACCOUNT D                            10%        N/A            N/A
FUND MANAGER #5
     SUB-ACCOUNT E                            10%        N/A            N/A
FUND MANAGER #6
     SUB-ACCOUNT F                            10%        N/A            N/A

GUARANTEED MATURITY FIXED ACCOUNT
     1 YEAR GUARANTEE PERIOD                  10%      5.00%          06/30/1995
     3 YEAR GUARANTEE PERIOD                  10%      6.40%          06/30/1997
     5 YEAR GUARANTEE PERIOD                   5%      7.00%          06/30/1999
     7 YEAR GUARNATEE PERIOD                   5%      7.20%          06/30/2001
     10 YEAR GUARANTEE PERIOD                  5%      7.35%          06/30/2004

DOLLAR COST AVERAGING FIXED ACCOUNT
     1 YEAR GUARANTEE PERIOD                   5%      5.00%          06/30/1995


MINIMUM GUARANTEED RATE
     GUARANTEED MATURITY FEXED ACCOUNT:. . . . . . . . . . . . . . . . . . 2.50%
     DOLLAR COST AVERAGING FIXED ACCOUNT:. . . . . . . . . . . . . . . . . 2.50%

PAYOUT START DATE: . . . . . . . . . . . . . . . . . . . . . . . . .JULY 1, 2049
     (THE LATEST DATE ON WHICH INCOME PAYMENTS MUST BEGIN)

OWNER: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .JOHN DOE
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .JANE DOE

ANNUITANT: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .JOHN DOE
     AGE AT ISSUE: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
     SEX:. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .MALE

                          RELATIONSHIP
BENEFICIARY                 TO OWNER                              PERCENTAGE
-----------              --------------                           ----------
JANE DOE                        WIFE                                   100%


CONTINGENT                RELATIONSHIP
BENEFICIARY                 TO OWNER                              PERCENTAGE
-----------              --------------                           ----------
JUNE DOE                    DAUGHTER                                   100%



GLAU178                              Page 3                  (multi-manager VA)

                            FLEXIBLE PREMIUM DEFERRED
                            VARIABLE ANNUITY CONTRACT



        GLENBROOK LIFE AND ANNUITY COMPANY, A Stock Company, Home Office:
                   Allstate Plaza, Northbrook, Illinois  60062

This Contract is issued in consideration of the initial purchase payment and any application. Glenbrook Life and Annuity Company will pay the benefits of this Contract, subject to its terms and conditions.

Throughout this Contract, "you" and "your" refer to the Contract owner(s). "We", "us" and "our" refer to Glenbrook Life and Annuity Company.

This flexible premium deferred variable annuity provides a cash withdrawal benefit, a death benefit, and a settlement value during the Accumulation Phase and periodic income payments beginning on the Payout Start Date during the Payout Phase.

The dollar amount of income payments or other values provided by this Contract, when based on the investment experience of the Variable Account, varies to reflect the performance of the Variable Account. For amounts in the Guaranteed Maturity Fixed Account, the withdrawal benefit, the death benefit, the settlement value, transfers to other sub-accounts and any periodic income payments may be subject to a Market Value Adjustment which may result in an upward or downward adjustment of the amount distributed.

This Contract does not pay dividends.

The tax status of this Contract as it applies to the owner should be reviewed each year.

PLEASE READ YOUR CONTRACT CAREFULLY.

THIS IS A LEGAL CONTRACT BETWEEN THE CONTRACT OWNER(S) AND GLENBROOK LIFE AND ANNUITY COMPANY.

RETURN PRIVILEGE
If you are not satisfied with this Contract for any reason, you may return it to us or our agent within 20 days after you receive it. We will refund any purchase payments allocated to the Variable Account, adjusted to reflect investment gain or loss from the date of allocation to the date of cancellation, plus any purchase payments allocated to the Fixed Account. If this Contract is qualified under Section Section408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Contract Value.


If you have any questions about your Glenbrook Life variable annuity, please contact Glenbrook Life at (800) 755-5275.





          /s/                                          /s/


      Secretary                              Chief Executive Officer

GLAU178                              Page 2

                   FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY













GLAU178                              Page 2

--------------------------------------------------------------------------------
TABLE OF CONTENTS
--------------------------------------------------------------------------------

THE PERSONS INVOLVED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ACCUMULATION PHASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

PAYOUT PHASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

INCOME PAYMENT TABLES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .11

GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12

--------------------------------------------------------------------------------
THE PERSONS INVOLVED
--------------------------------------------------------------------------------

OWNER. The person named at the time of application is the owner of this Contract unless subsequently changed. As owner, you will receive any periodic income payments, unless you have directed us to pay them to someone else. The Contract cannot be jointly owned by both a non-natural person and a natural person.

You may exercise all rights stated in this Contract, subject to the rights of any irrevocable beneficiary.

You may change the owner or beneficiary at any time. If the owner is a natural person, you may change the annuitant prior to the Payout Start Date. Once we have received a satisfactory written request for an owner, beneficiary or annuitant change, the change will take effect as of the date you signed it. We are not liable for any payment we make or other action we take before receiving any written request for a change from you.

You may not assign an interest in this Contract as collateral or security for a loan. However, you may assign periodic income payments under this Contract prior to the Payout Start Date. We are bound by an assignment only if it is signed by the assignor and filed with us. We are not responsible for the validity of an assignment.

If the sole surviving owner dies prior to the Payout Start Date, the beneficiary becomes the new owner. If the sole surviving owner dies after the Payout Start Date, the beneficiary becomes the new owner and will receive any subsequent guaranteed income payments.

If more than one person is designated as owner:

- owner as used in this contract refers to all people named as owners, unless otherwise indicated;

-    any request to exercise ownership rights must be signed by all owners;
     and

- on the death of any person who is an owner, the surviving person(s) named as owner will continue as owner.

ANNUITANT. The annuitant is the person named on the Annuity Data Page, but may be changed by the owner, as described above. The annuitant must be a natural person. If the annuitant dies prior to the Payout Start Date, the new annuitant will be:

-    the youngest owner; otherwise,

-    the youngest beneficiary.

BENEFICIARY.  The  beneficiary  is  the  person(s)  named  on  the  Annuity
Data Page, but may be changed by the owner, as described above. We will determine the beneficiary from the most recent written request we have received from you. If you do not name a beneficiary or if the beneficiary named is no longer living, the beneficiary will be:

-    your spouse if living; otherwise

-    your children equally if living; otherwise

-    your estate.

The beneficiary may become the owner under the circumstances described above.

The beneficiary may assign benefits under the Contract, as described above, once they are payable to the beneficiary. We are bound by an assignment only if it is signed by the assignor and filed with us. We are not responsible for the validity of an assignment.

--------------------------------------------------------------------------------
ACCUMULATION PHASE
--------------------------------------------------------------------------------

ACCUMULATION PHASE DEFINED. The "Accumulation Phase" is the first of two phases during your Contract. The Accumulation Phase begins on the issue date stated on the Annuity Data Page. This phase will continue until the Payout Start Date unless the Contract is terminated before that date.

CONTRACT YEAR. The one year period beginning on the issue date and on each anniversary of the issue date.

PURCHASE PAYMENTS. You may make subsequent purchase payments during the Accumulation Phase until your 86th birthday. The number of purchase payments is unlimited prior to your 86th birthday. The minimum subsequent purchase payment amount is $50. We reserve the right to reduce the minimum purchase payment. We may limit the maximum amount of purchase payments we will accept.

We will invest the purchase payments in the Investment Alternatives you select. You may allocate any portion of your purchase payment in whole percents from 0% to 100% or in exact dollar amounts to any of the Investment Alternatives. The total allocation must equal 100% or the total dollar amount of your purchase payment. For each purchase payment, the minimum amount that may be allocated to any Fixed Account option is $50.

The allocation of the initial purchase payment is shown on the Annuity Data Page. Allocation of each subsequent purchase payment will be the same as for the most recent purchase payment unless you change the allocation. You may change the allocation of subsequent purchase payments at any time, without charge, simply by giving us written notice. Any change will be effective at the time we receive the notice.

INVESTMENT ALTERNATIVES. Investment Alternatives are the Sub-accounts of the Variable Account, the Dollar Cost Averaging Fixed Account, and the Sub-accounts of the Guaranteed Maturity Fixed Account shown on the Application.

VARIABLE ACCOUNT. The "Variable Account" for this Contract is the Glenbrook Life Multi-Manager Variable Account. This account is a separate investment account to which we allocate assets contributed under this and certain other contracts. The income, gains and losses, realized or unrealized, from assets allocated to the Variable Account are credited to or charged against the account without regard to our other income, gains or losses.

VARIABLE SUB-ACCOUNTS. The Variable Account is divided into Sub-accounts. Each Sub-account invests solely in the shares of the mutual fund underlying that Sub-account.

FIXED ACCOUNT OPTIONS. The Fixed Account options are the Dollar Cost Averaging Fixed Account and the Sub-accounts of the Guaranteed Maturity Fixed Account.

DOLLAR COST AVERAGING FIXED ACCOUNT. Money in the Dollar Cost Averaging Fixed Account will earn interest for one year at the current rate in effect at the time of allocation to the Dollar Cost Averaging Fixed Account. After one year, a one year renewal rate will be declared. Subsequent renewal dates will be on anniversaries of the first renewal date.

GUARANTEED MATURITY FIXED ACCOUNT. The Guaranteed Maturity Fixed Account is divided into Sub-accounts. A Sub-account is identified by its Guarantee Period and the date the Guarantee Period begins. You create a Sub-account when:

- you make a purchase payment and allocate part or all of that purchase payment to the Sub-account; or

-         you select a new Guarantee Period when a Sub-account expires; or

- you transfer to the Sub-account an amount from an existing Sub-account of the Variable Account or from another Sub-account of the Guaranteed Maturity Fixed Account.

A Sub-account continues until the end of its Guarantee Period.

You must select a Guarantee Period for all purchase payments and transfers allocated to a Sub-account of the Guaranteed Maturity Fixed Account. If you do not select a Guarantee Period for a purchase payment or transfer, we will assign the same period(s) you selected for your most recent purchase payment.
Guarantee Periods are offered at our discretion and may range from one to ten years. We may change the Guarantee Periods available for future purchase payments or transfers allocated to the Guaranteed Maturity Fixed Account.

We will mail you a notice prior to the expiration of the Guarantee Period of each Sub-account outlining the options available at the end of the Guarantee Period. During the 30 day period after a Guarantee Period expires you may:

- take no action and we will automatically renew the Sub-account value to a Guarantee Period of the same duration to be established as of the day the previous Guarantee Period expired; or

- notify us to apply the Sub-account value to a new Guarantee Period(s) to be established as of the day the previous Guarantee Period expired; or

- notify us to apply the Sub-account value to any Sub-account of the Variable Account on the day we receive the notification; or

- receive the entire Sub-account value through a partial or full withdrawal that is not subject to a Market Value Adjustment. In this case, the Sub-account will be deemed to have been renewed at the shortest Guarantee Period then being offered with current interest credited from the date the Guarantee Period expired.

The minimum amount that can be allocated to a new Sub-account is $50.

CREDITING INTEREST. We credit interest daily to money allocated to the Fixed Account(s) at a rate which compounds over one year to the interest rate we guaranteed when the money was allocated. We will credit interest to the initial purchase payment from the issue date. We will credit interest to subsequent purchase payments from the date we receive them. We will credit interest to transfers from the date the transfer is made. The interest rates will never be less than the minimum guaranteed rates shown on the Annuity Data Page.

TRANSFERS. Prior to the Payout Start Date, you may transfer amounts between Investment Alternatives. You may make 12 transfers per Contract Year without charge. Each transfer after the 12th transfer in any Contract Year may be assessed a $10 transfer fee. Transfers are subject to the following restrictions.

- The minimum amount that may be transferred into a Sub-account of the Guaranteed Maturity Fixed Account is $50.

- Any transfer from a Sub-account of the Guaranteed Maturity Fixed Account at a time other than during the 30 day period after a Guarantee Period expires will be subject to a Market Value Adjustment.

- At the end of 36 months from the date of a purchase payment allocation to the Dollar Cost Averaging Fixed Account, any remaining portion of the purchase payment and interest in the Dollar Cost Averaging Fixed Account will be transferred to the Variable Account Money Market Sub-account.

-         No amount may be transferred into the Dollar Cost Averaging Fixed
          Account.

We reserve the right to waive the transfer fees and restrictions contained in this Contract.

CONTRACT VALUE.  Your "Contract Value" is equal to the sum of:

- the number of Accumulation Units you hold in each Sub-account of the Variable Account multiplied by the Accumulation Unit Value for that Sub-account on the most recent Valuation Date; plus

-         the total value you have in the Dollar Cost Averaging Fixed
          Account; plus

-         the sum of Sub-account values in the Guaranteed Maturity Fixed
          Account.

ACCUMULATION UNITS AND ACCUMULATION UNIT VALUE.  Amounts which you allocate to a
Sub-account of  the   Variable   Account   are  used to  purchase  Accumulation
Units  in  that  Sub-account.   The Accumulation Unit Value for each Sub-account
at the end of any Valuation Period is calculated by multiplying the Accumulation Unit Value at the end of the immediately preceding Valuation Period by the Sub-
account's Net Investment Factor for the Valuation Period.   The  Accumulation
Unit Values may go up or down. Additions or transfers to a Sub-account of the Variable Account will increase the number of Accumulation Units for that Sub-account. Withdrawals or transfers from a Sub-account of the Variable Account will decrease the number of Accumulation Units for that Sub-account.

VALUATION PERIOD AND VALUATION DATE. A "Valuation Period" is the time interval between the closing of the New York Stock Exchange on consecutive Valuation Dates. A "Valuation Date" is any date the New York Stock Exchange is open for trading.


NET INVESTMENT FACTOR. For each Sub-account of the Variable Account, the "Net Investment Factor" for a Valuation Period is (A) divided by (B), minus (C) where:

(A)       is the sum of:

          (1) the net asset value per share of the mutual fund underlying the Sub-account determined as of the end of the current Valuation Period, plus

          (2) the per share amount of any dividend or capital gain distributions made by the mutual fund underlying the Sub-account during the current Valuation Period.


(B) is the net asset value per share of the mutual fund underlying the Sub-account determined as of the end of the immediately preceding Valuation Period.

(C) is the sum of the annualized Administrative Expense Charge and the annualized Mortality and Expense Risk Charge divided by 365 and then multiplied by the number of calendar days in the current Valuation Period.

CHARGES. The charges for this Contract include Administrative Expense Charges, Mortality and Expense Risk Charges, Contract Maintenance Charges, transfer charges, and taxes. If withdrawals are made, the Contract may also be subject to Withdrawal Charges and Market Value Adjustments.

ADMINISTRATIVE EXPENSE CHARGE. The annualized Administrative Expense Charge will never be greater than 0.10%. (See Net Investment Factor for a description of how this charge is applied.)

MORTALITY AND EXPENSE RISK CHARGE. The annualized Mortality and Expense Risk Charge will never be greater than 1.25%. (See Net Investment Factor for a description of how this charge is applied.)

Our actual mortality and expense experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this Contract.

CONTRACT MAINTENANCE CHARGE. Prior to the Payout Start Date, a Contract Maintenance Charge will be deducted from your Contract Value on each contract anniversary. The charge will be deducted on a pro-rata basis from each Sub-account of the Variable Account in the proportion that your value in each bears to your total value in all Sub-accounts of the Variable Account. A reduced Contract Maintenance Charge proportional to the part of the Contract Year elapsed will also be deducted if the Contract is terminated on any date other than a contract anniversary. After the Payout Start Date the Contract Maintenance Charge will be deducted in equal parts from each income payment. The annualized charge will never be greater than $35 per contract year. The Contract Maintenance Charge will be waived if, on the contract anniversary, total purchase payments are $50,000 or more or if all money is allocated to the Fixed Account(s) on the contract anniversary.

TAXES. Any premium tax or income tax withholding relating to this Contract may be deducted from purchase payments or the Contract Value when the tax is incurred or at a later time.

WITHDRAWAL. You have the right, subject to the restrictions and charges described in this Contract, to withdraw part or all of your Contract Value at any time during the Accumulation Phase. A withdrawal must be at least $50. If any withdrawal reduces the Contract Value to less than $2,000, we will treat the request as a withdrawal of the entire Contract Value. If you withdraw the entire Contract Value, the Contract will terminate.

You must specify the Investment Alternative(s) from which you wish to make a withdrawal. When you make a withdrawal, your Contract Value will be reduced by the amount paid to you and any applicable Withdrawal Charge, Market Value Adjustment, and taxes.

Any Withdrawal Charge will be waived on withdrawals taken to satisfy IRS minimum distribution rules. This waiver is permitted only for withdrawals which satisfy distributions resulting from this Contract.

FREE WITHDRAWAL AMOUNT. Each Contract Year the Free Withdrawal Amount is equal to 15% of the amount of purchase payments. Each Contract Year you may withdraw the Free Withdrawal Amount without any Withdrawal Charge or Market Value Adjustment. Each Contract Year begins on the anniversary of the date the Contract was established. Any Free Withdrawal Amount which is not withdrawn in a year may not be carried over to increase the Free Withdrawal Amount in a subsequent year.

WITHDRAWAL CHARGE. To determine the Withdrawal Charge, we assume that purchase payments are withdrawn first, beginning with the oldest payment. When all purchase payments have been withdrawn, additional withdrawals will not be assessed a Withdrawal Charge.

Withdrawals in excess of the Free Withdrawal Amount will be subject to a Withdrawal Charge as follows:

          Payment Year:       1    2    3    4    5    6    7 and Later

          Percentage:         6%   6%   5%   5%   4%   3%         0%


For each purchase payment withdrawal, the "Payment Year" in the table is measured from the date we received the purchase payment. The Withdrawal Charge is determined by multiplying the percentage corresponding to the Payment Year times that part of each purchase payment withdrawal that is in excess of the Free Withdrawal Amount.

MARKET VALUE ADJUSTMENT. Withdrawals in excess of the Free Withdrawal Amount, transfers, death benefits, and amounts applied to an income plan from a Sub-account of the Guaranteed Maturity Fixed Account other than during the 30 day period after a Guarantee Period expires are subject to a Market Value Adjustment. A Market Value Adjustment is an increase or decrease in the amount reflecting changes in the level of interest rates since the Sub-account was established. As used in this provision, "Treasury Rate" means the U. S. Treasury Note Constant Maturity yield as reported in Federal Reserve Bulletin Release H.15. The Market Value Adjustment is based on the following:

     I    =    the Treasury Rate for a maturity equal to the Sub-account's
               Guarantee Period for the week preceding the establishment of the Sub-account;

     N    =    the number of whole and partial years from the date we
               receive the withdrawal, transfer, or death benefit request, or from the Payout Start Date, to the end of the Sub-account's Guarantee Period;

     J    =    the Treasury Rate for a maturity equal to the Sub-account's
               Guarantee Period for the week preceding the receipt of the withdrawal request, transfer request, death benefit request, or Income Payment request.

An adjustment factor is determined from the following formula:

                                .9 x (I - J) x N

The amount subject to a Market Value Adjustment that is deducted from a Sub-account of the Guaranteed Maturity Fixed Account is multiplied by the adjustment factor to determine the amount of the Market Value Adjustment. The amount deducted from the Sub-account includes the transfer amount or the amount we pay you, income tax we withhold for you, the Withdrawal Charge, any applicable premium tax charge, and the Market Value Adjustment.

DEATH OF OWNER OR ANNUITANT. A benefit may be paid to the owner determined immediately after the death if, prior to the Payout Start Date:

-         any owner dies; or

-         the annuitant dies and the owner is not a natural person.

If the owner eligible to receive the death benefit is not a natural person, the owner may elect to receive the benefit in one or more distributions. Otherwise, if the owner is a natural person, the owner may elect to receive a benefit either in one or more distributions or by periodic payments through an Income Plan.

A Death Benefit will be paid: 1) if the owner elects to receive the Death Benefit distributed in a single payment within 180 days of the date of death, and 2) if the Death Benefit is paid as of the day the value of the Death Benefit is determined. Otherwise, the Settlement Value will be paid. In any event, the entire value of the Contract must be distributed within five (5) years after the date of death unless an Income Plan is elected or a surviving spouse continues the Contract in accordance with the following provisions.

Payments from the Income Plan must begin within one year of the date of death and must be payable throughout:

-    the life of the owner; or

-    a period not to exceed the life expectancy of the owner; or

- the life of the owner with payments guaranteed for a period not to exceed the life expectancy of the owner.

If the surviving spouse of the deceased owner is the new owner, then the spouse may elect one of the options listed above or may continue the Contract in the Accumulation Phase as if the death had not occurred. If the Contract is continued in the Accumulation Phase, the surviving spouse may make a single withdrawal of any amount within one year of the date of death without incurring a Withdrawal Charge. However, any applicable Market Value Adjustment, determined as of the date of the withdrawal, will apply.

DEATH BENEFIT. Prior to the Payout Start Date, the death benefit is equal to the greatest of:

- the Contract Value on the date we determine the death benefit; or

- the Settlement Value on the date we determine the death benefit; or

- the Contract Value on the Death Benefit Anniversary immediately preceding the date we determine the death benefit, increased by purchase payments made since that Death Benefit Anniversary and reduced by an adjustment for any partial withdrawals since that Death Benefit Anniversary. The adjustment is equal to the Contract Value on the Death Benefit Anniversary multiplied by the ratio of the withdrawal amount to the Contract Value immediately prior to the withdrawal.

The first Death Benefit Anniversary is the issue date. Subsequent Death Benefit Anniversaries are those contract anniversaries that are multiples of 7 Contract Years, beginning with the 7th contract anniversary. For example, the issue date, 7th, and 14th contract anniversaries are the first three Death Benefit anniversaries.

We will determine the value of the death benefit as of the end of the Valuation Period during which we receive a complete request for payment of the death benefit. A complete request includes due proof of death.

SETTLEMENT VALUE. The Settlement Value is the same amount that would be paid in the event of withdrawal of the Contract Value. We will calculate the Settlement Value at the end of the Valuation Period coinciding with the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of death.

--------------------------------------------------------------------------------
PAYOUT PHASE
--------------------------------------------------------------------------------

PAYOUT PHASE DEFINED. The "Payout Phase" is the second of the two phases during your Contract. During this phase the Contract Value adjusted by any Market Value Adjustment and less any applicable taxes is applied to the Income Plan you choose and is paid out as provided in that plan.

The Payout Phase begins on the Payout Start Date. It continues until we make the last payment as provided by the Income Plan chosen.

PAYOUT START DATE. The "Payout Start Date" is the date the Contract Value adjusted by any Market Value Adjustment and less any applicable taxes is applied to an Income Plan. The anticipated Payout Start Date is shown on the Annuity Data Page. You may change the Payout Start Date by writing to us at least 30 days prior to this date.

The Payout Start Date must be on or before the later of:

-         the annuitant's 90th birthday; or

-         the 10th anniversary of this Contract's issue date.

INCOME PLANS. An "Income Plan" is a series of payments on a scheduled basis to you or to another person designated by you. The Contract Value on the Payout Start Date adjusted by any Market Value Adjustment and less any applicable taxes, will be applied to your Income Plan choice from the following list:

1. LIFE INCOME WITH GUARANTEED PAYMENTS. We will make payments for as long as the annuitant lives. If the annuitant dies before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

2. JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PAYMENTS. We will make payments for as long as either the annuitant or joint annuitant, named at the time of Income Plan selection, lives. If both the annuitant and the joint annuitant die before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

3. GUARANTEED NUMBER OF PAYMENTS. We will make payments for a specified number of months beginning on the Payout Start Date. These payments do not depend on the annuitant's life. The number of months guaranteed may be from 60 to 360.

We reserve the right to make available other Income Plans.

INCOME PAYMENTS. Income payment amounts may vary based on any Sub-account of the Variable Account and/or may be fixed for the duration of the Income Plan. The method of calculating the initial payment is different for Variable Amount Income Payments and Fixed Amount Income Payments. The Contract Maintenance Charge will be deducted in equal payments from each income payment. The Contract Maintenance Charge will be waived if total Purchase Payments are $50,000 or more as of the Payout Start Date.

VARIABLE AMOUNT INCOME PAYMENTS. The initial income payment based upon the Variable Account is calculated by applying the portion of the Contract Value in the Variable Account on the Payout Start Date, less any applicable premium tax, to the appropriate value from the Income Payment Table selected. Subsequent income payments will vary depending upon the changes in the Annuity Unit Values for the Sub-accounts upon which the income payments are based.

The portion of the initial income payment based upon a particular Variable Sub-account is determined by applying the amount of the Contract Value in that Sub-account on the Payout Start Date, less any applicable premium tax, to the appropriate value from the Income Payment Table. This portion of the initial income payment is divided by the Annuity Unit Value on the Payout Start Date for that Variable Sub-account to determine the number of Annuity Units from that Sub-account which will be used to determine subsequent income payments. Unless Annuity Transfers are made between Sub-accounts, each subsequent income payment from that Sub-account will be that number of Annuity Units times the Annuity Unit Value for the Sub-account for the Valuation Date on which the income payment is made.

ANNUITY UNIT VALUE. The Annuity Unit Value for each Sub-account of the Variable Account at the end of any Valuation Period is calculated by:

- multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor during the period; and then

- dividing the result by 1.000 plus the assumed investment rate for the period. The assumed investment rate is an effective annual rate of 3%.

FIXED AMOUNT INCOME PAYMENTS. The income payment amount derived from any monies allocated to the Dollar Cost Averaging Fixed Account or Sub-accounts of the Guaranteed Maturity Fixed Account during the Accumulation Phase are fixed for the duration of the Income Plan. The Fixed Amount Income Payment is calculated by applying the portion of the Contract Value in the Fixed Account(s) on the Payout Start Date, adjusted by any Market Value Adjustment plus any amount from the Variable Account that the owner elects to apply to a Fixed Amount Income Payment and less any applicable premium tax, to the greater of the appropriate value from the Income Payment Table selected or such other value as we are offering at that time.

ANNUITY TRANSFERS. After the Payout Start Date, no transfers may be made from the Fixed Amount Income Payment. If you choose an Income Plan which depends on any person's life, transfers between Variable Sub-accounts or from the Variable Amount Income Payment to the Fixed Amount Income Payment may not be made for six months after the Payout Start Date. Annuity transfers may be made once every six months thereafter. If you choose an Income Plan which does not depend on any person's life, transfers between Variable Sub-accounts ar from the Variable Amount Income Payment to the Fixed Amount Income Payment are permitted immediately.

PAYOUT TERMS AND CONDITIONS. The income payments are subject to the following terms and conditions:

- If the Contract Value is less than $2,000, or not enough to provide an initial payment of at least $20, we reserve the right to:

          - change the payment frequency to make the payment at least $20; or

          - terminate the Contract and pay you the Contract Value adjusted by any Market Value Adjustment and less any applicable taxes in a lump sum.

- If we do not receive a written choice of an Income Plan from you at least 30 days before the Payout Start Date, the Income Plan will be life income with guaranteed payments for 120 months.

- If you choose an Income Plan which depends on any person's life, we may require:

          -    proof of age and sex before income payments begin; and

          - proof that the annuitant or joint annuitant is still alive before we make each payment.

- After the Payout Start Date, the Income Plan cannot be changed and withdrawals cannot be made unless income payments are being made from the Variable Account under Income Plan 3. You may terminate the income payments being made from the Variable Account under Income Plan 3 at any time and withdraw their value, subject to Withdrawal Charges.

- If any owner dies during the Payout Phase, the remaining income payments will be paid to the successor owner as scheduled.

--------------------------------------------------------------------------------
INCOME PAYMENT TABLES
--------------------------------------------------------------------------------

The initial income payment  will  be  at  least  the  amount  based  on  the
adjusted   age   of  the annuitant(s)  and  the  tables  below,  less  any
federal income taxes which are withheld. The adjusted age is the actual age on the Payout Start Date reduced by one year for each six full years between January 1, 1983 and the Payout Start Date. Income payments for ages and guaranteed payment periods not shown below will be determined on a basis consistent with that used to determine those that are shown. The Income Payment Tables are based on 3.0% interest and the 1983a Annuity Mortality Tables.



Income Plan 1 - Life Income with Guaranteed Payments for 120 Months
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
           Monthly Income Payment for each $1,000 Applied to this Income Plan
------------------------------------------------------------------------------------------------
   Annuitant's                     Annuitant's                   Annuitant's
       Age       Male     Female       Age       Male    Female       Age        Male    Female
------------------------------------------------------------------------------------------------
        35      $3.43     $3.25         49      $4.15    $3.82         63       $5.52    $4.97
        36       3.47      3.28         50       4.22     3.88         64        5.66     5.09
        37       3.51      3.31         51       4.29     3.94         65        5.80     5.22
        38       3.55      3.34         52       4.37     4.01         66        5.95     5.35
        39       3.60      3.38         53       4.45     4.07         67        6.11     5.49
        40       3.64      3.41         54       4.53     4.14         68        6.27     5.64
        41       3.69      3.45         55       4.62     4.22         69        6.44     5.80
        42       3.74      3.49         56       4.71     4.29         70        6.61     5.96
        43       3.79      3.53         57       4.81     4.38         71        6.78     6.13
        44       3.84      3.58         58       4.92     4.46         72        6.96     6.31
        45       3.90      3.62         59       5.02     4.55         73        7.13     6.50
        46       3.96      3.67         60       5.14     4.65         74        7.31     6.69
        47       4.02      3.72         61       5.26     4.75         75        7.49     6.88
        48       4.08      3.77         62       5.39     4.86
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------



Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payments for 120 Months
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
           Monthly Income Payment for each $1,000 Applied to this Income Plan
------------------------------------------------------------------------------------------------
                                          Female Annuitant's Age
             -----------------------------------------------------------------------------------
    Male
 Annuitant's    35        40       45       50       55        60        65        70        75
    Age
 -----------------------------------------------------------------------------------------------
     35       $3.09     $3.16    $3.23    $3.28    $3.32     $3.36     $3.39     $3.40     $3.42
     40        3.13      3.22     3.31     3.39     3.46      3.51      3.56      3.59      3.61
     45        3.17      3.28     3.39     3.50     3.60      3.69      3.76      3.81      3.85
     50        3.19      3.32     3.45     3.60     3.74      3.87      3.98      4.07      4.14
     55        3.21      3.35     3.51     3.68     3.87      4.06      4.23      4.37      4.48
     60        3.23      3.37     3.55     3.75     3.98      4.23      4.47      4.70      4.88
     65        3.24      3.39     3.57     3.80     4.07      4.37      4.71      5.04      5.34
     70        3.24      3.40     3.59     3.83     4.13      4.48      4.90      5.36      5.81
     75        3.25      3.41     3.61     3.86     4.17      4.56      5.04      5.61      6.22
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------



Income Plan 3 - Guaranteed Number of Payments
-----------------------------------------------------------
-----------------------------------------------------------
                        Monthly Income Payment for each
Specified Period        $1,000 Applied to this Income Plan
-----------------------------------------------------------

                                     Page 13


   10 Years                          $9.61
   11 Years                           8.86
   12 Years                           8.24
   13 Years                           7.71
   14 Years                           7.26
   15 Years                           6.87
   16 Years                           6.53
   17 Years                           6.23
   18 Years                           5.96
   19 Years                           5.73
   20 Years                           5.51
-----------------------------------------------------------
-----------------------------------------------------------

--------------------------------------------------------------------------------
GENERAL PROVISIONS
--------------------------------------------------------------------------------

THE ENTIRE CONTRACT. The entire contract consists of this Contract, any attached application, an any attached endorsements.

All statements made in written applications are representations and not warranties. No statement will be used by us in defense of a claim or to void the Contract unless it is included in a written application.

Only our officers may change the Contract or waive a right or requirement. No other individual may do this.

We may not modify this Contract without your consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law.

INCONTESTABILITY. We will not contest the validity of this Contract after the issue date.

MISSTATEMENT OF AGE OR SEX. If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we find the misstatement of age or sex after the income payments begin, we will:

-    pay all amounts underpaid including interest; or

-    stop payments until the total payments are equal to the corrected amount.

For purposes of the Misstatement of Age or Sex provision, interest will be calculated at an effective annual rate of 6%.

ANNUAL STATEMENT. At least once a year, prior to the Payout Start Date, we will send you a statement containing Contract Value information. We will provide you with Contract Value information at any time upon request. The information presented will comply with any applicable law.

SETTLEMENTS. We may require that this Contract be returned to us prior to any settlement. We must receive due proof of death of the owner or annuitant prior to settlement of a death claim. Due proof of death is one of the following:

-    a certified copy of a death contract; or

- a certified copy of a decree of a court of competent jurisdiction as to a finding of death; or

-    any other proof acceptable to us.

Any full withdrawal or death benefit under this Contract will not be less than the minimum benefits required by any statute of the state in which the Contract is delivered.

DEFERMENT OF PAYMENTS. We will pay any amounts due from the Variable Account under this Contract within seven days, unless:

- the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;

-    an emergency exists as defined by the Securities and Exchange
     Commission; or

- the Securities and Exchange Commission permits delay for the protection of Contract holders.

We reserve the right to postpone payments or transfers from the Dollar Cost Averaging Fixed Account and Guaranteed Maturity Fixed Account for up to six months. If we elect to postpone payments or transfers from the Dollar Cost Averaging Fixed Account or Guaranteed Maturity Fixed Account for 30 days or more, we will pay interest as required by applicable law. Any interest would be payable from the date the withdrawal request is received by us to the date the payment or transfer is made.

VARIABLE ACCOUNT MODIFICATIONS. We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the mutual fund shares underlying the Sub-accounts of the Variable Account. We will not substitute any shares attributable to your interest in a Sub-account of the Variable Account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940.

We reserve the right to establish additional Sub-accounts of the Variable Account, each of which would invest in shares of another mutual fund. You may then instruct us to allocate purchase payments or transfers to such Sub-accounts, subject to any terms set by us or the mutual fund. We reserve the right to limit the availability of funds for this Contract.

In the event of any such substitution or change, we may by endorsement, make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under the contracts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required.

                       GLENBROOK LIFE AND ANNUITY COMPANY



                          ENHANCED DEATH BENEFIT RIDER


This rider was issued because you selected the Enhanced Death Benefit Option at the time you applied for this annuity. The Death Benefit and Mortality and Expense Risk Charge provisions of your Contract are modified as follows:


I. Prior to the Payout Start Date, the death benefit will be the greater of the values stated in the Death Benefit provision on page 8 of your Contract, or the value of the Enhanced Death Benefit Option.

     The Enhanced Death Benefit Option is:

          The greatest of the Anniversary Values as of the date we determine the death benefit. The Anniversary Value is equal to the Contract Value on a Contract Anniversary, increased by purchase payments made since that anniversary and reduced by an adjustment for any partial withdrawals since that anniversary. The adjustment is equal to that Contract Value multiplied by the ratio of the withdrawal amount to the Contract Value immediately prior to the withdrawal. Anniversary Values will be calculated for each Contract anniversary prior to the earlier of:

          a. the date of death of the owner or the annuitant, if the owner is not a natural person, or

          b. the oldest owner's or the annuitant's, if the owner is not a natural person, 80th birthday.

     The Enhanced Death Benefit Option will never be greater than the maximum death benefit allowed by any non-forfeiture laws which govern the Contract.

II. The annualized Mortality and Expense Risk Charge of 1.25% stated on page 6 of your Contract is changed. The annualized Mortality and Expense Risk Charge will never be greater than 1.35%.

Except as amended, the Contract remains unchanged.






          /s/                                         /s/

      Secretary                              Chief Executive Officer